UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2009

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.              Material Impairments.

On February 16, 2009, management of United Online, Inc. (the “Company”) concluded that material charges for impairment of goodwill and certain intangible assets related to the Company’s FTD segment would be required under generally accepted accounting principles in the United States of America (“GAAP”).

Due to the weakening economic conditions, which have resulted in anticipated reductions in projected future operating results, a reduction in the multiples of guideline companies and a decrease in the Company’s market capitalization, the Company recorded approximately $175.9 million of non-cash, pre-tax impairment charges under GAAP for the fourth quarter and fiscal year ended December 31, 2008, reflecting the amount by which the carrying values of goodwill and certain intangible assets related to the Company’s FTD segment exceeded their estimated fair values.  The Company also recorded approximately $0.3 million of non-cash, pre-tax impairment charges under GAAP for the fourth quarter and fiscal year ended December 31, 2008 related to long-lived assets associated with the Company’s Communications segment.  These impairment charges are not expected to result in any current or future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009	UNITED ONLINE, INC.

	By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer